Exhibit 10.8(c)

EXECUTION COPY

CONSENT AND THIRD AMENDMENT TO CREDIT AGREEMENT

CONSENT AND THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 13, 2007, among Addus HealthCare, Inc., an Illinois corporation (“Borrower”), the other persons signatory hereto as “Loan Parties”, FREEPORT FINANCIAL LLC, a Delaware limited liability company (“Agent”) and the Lenders signatory hereto. Terms not defined herein have the meanings given to them in the Credit Agreement (as hereinafter defined).

RECITALS

A. Borrower, the Loan Parties, the Lenders signatory thereto and Agent are party to that certain Credit Agreement dated as of September 19, 2006 (as amended by that certain Consent and First Amendment to Credit Agreement dated as of July 29, 2007, that certain Consent and Second Amendment to Credit Agreement dated as of October 15, 2007 and as further amended, restated or otherwise modified including by this Amendment, the “Credit Agreement”).

B. Borrower, the Loan Parties, the Lenders and Agent are entering into this Amendment in connection with (I) the acquisition (the “Vegas Valley Acquisition”) by Addus HealthCare (Nevada), Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower (“Addus Nevada”), of substantially all of the assets of Vegas Valley Personal Care, LLC, a Nevada limited liability company (“Vegas Valley”) for an aggregate purchase price not to exceed $1,550,000 and (II) the acquisition (the “Greater Vegas Acquisition” and, together with the Vegas Valley Acquisition, the “Vegas Acquisitions”)) by Addus Nevada of substantially all of the assets of Greater Vegas Personal Care, LLC, a Nevada limited liability company (“Greater Vegas”) for an aggregate purchase price not to exceed $1,550,000.

C. Agent, Lenders and the Loan Parties are willing to enter into this Amendment upon the terms and conditions set forth below.

NOW THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Section 2. Consent. Agent and the Lenders hereby consent to Addus Nevada (i) entering into (v) that certain Asset Purchase Agreement, dated as of even date herewith (the “Greater Vegas Purchase Agreement”), by and between Addus Nevada, Greater Vegas, Fabiana Alfaro and Ema Gomez Mitchell, (w) that certain Asset Purchase Agreement, dated as of even date herewith (the “Vegas Valley Purchase Agreement”), by and between Addus Nevada, Vegas

Valley and Ema Gomez Mitchell, (x) that certain Consulting Agreement, dated as of even date herewith (the “Vegas Consulting Agreement”), by and between Addus Nevada and Ema Gomez Mitchell, (y) the Vegas Earn Out Agreement and (z) the other agreements, instruments and documents for the purpose of consummating the Vegas Acquisitions in each case on terms and conditions satisfactory to the Agent (the “Vegas Acquisition Documents”, it being agreed that the forms of the Greater Vegas Purchase Agreement, the Vegas Valley Purchase Agreement, the Vegas Consulting Agreement, the Vegas Earn Out Agreement and such other agreements, instruments and documents provided to the Agent on November 12, 2007 are satisfactory to the Agent); (ii) consummating the Vegas Valley Acquisition on the Third Amendment Effective Date for an aggregate purchase price not to exceed $950,000 paid in cash on the closing date thereof pursuant to the terms of the Vegas Acquisition Documents, plus a deferred purchase price in an amount not to exceed $600,000 paid to Vegas Valley pursuant to the Vegas Earn Out Agreement; and (iii) consummating the Greater Vegas Acquisition on the Third Amendment Effective Date for an aggregate purchase price not to exceed $950,000 paid in cash on the closing date thereof pursuant to the terms of the Vegas Acquisition Documents, plus a deferred purchase price in an amount not to exceed $600,000 paid to Greater Vegas pursuant to the Vegas Earn Out Agreement; provided that in each case such deferred purchase price shall not be paid in the event that any Default or Event of Default under any of Sections 7.1 or 8.1(a) of the Credit Agreement has occurred and is continuing or would result therefrom or the Borrower does not have the minimum Borrowing Availability required by Section 6.17 of the Credit Agreement after giving effect to such payment.

Section 3. Amendment to the Credit Agreement. As of the Third Amendment Effective Date, the Credit Agreement is hereby amended as follows:

3.1. Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions thereto:

Greater Vegas has the meaning set forth in the Recitals to the Third Amendment.

Greater Vegas Acquisition has the meaning set forth in the Recitals to the Third Amendment.

Medicaid Investigation means the matters which were the subject of the investigation pursuant to (i) the Search Warrant, dated as of April 10, 2007, issued by the State of Nevada to any Peace Officer in the County of Clark related to Vegas Valley and (ii) the Search Warrant, dated as of April 10, 2007, issued by the State of Nevada to any Peace Officer in the County of Clark related to the Greater Vegas.

Third Amendment means that certain Consent and Third Amendment to Credit Agreement dated as of November 13, 2007 among the Loan Parties, Agent and the Lenders.

Third Amendment Effective Date has the meaning set forth in the Third Amendment.

Third Amendment Reaffirmation of Collateral Documents means the Consent and Reaffirmation (Third Amendment) dated as of November 13, 2007 of the Loan Parties signatory thereto, in respect of the Collateral Documents.

Vegas Acquisition Documents has the meaning set forth in Section 2 of the Third Amendment.

Vegas Acquisitions has the meaning set forth in the Recitals to the Third Amendment.

Vegas Earn Out Agreement means that certain Earn Out Agreement dated as of November 13, 2007 by and between Addus HealthCare (Nevada), Inc., Fabiana Alfaro, Ema Gomez Mitchell, Vegas Valley and Greater Vegas.

Vegas Valley has the meaning set forth in the Recitals to the Third Amendment.

Vegas Valley Acquisition has the meaning set forth in the Recitals to the Third Amendment.

3.2. Section 1.1 of the Credit Agreement is further amended by amending and restating the proviso at the end of the definition of “EBITDA” to read as follows:

“provided, that, notwithstanding anything to the contrary contained herein, for each of the Fiscal Quarters listed below, EBITDA shall be deemed to be the amount set forth below opposite such corresponding period:

Period	EBITDA
December 31, 2006	$4,331,076
March 31, 2007	$3,574,099
June 30, 2007	$3,690,092

Provided, further, that (i) for any period that includes the month of July of 2007, EBITDA shall, without duplication, be increased with respect to the assets acquired in connection with the SuCasa Acquisition, the Silver State Acquisition and the Vegas Acquisitions by an amount equal to $246,500 for such month, (ii) for any period that includes the month of August or September of 2007, EBITDA shall, without duplication, be increased with respect to the assets acquired in connection with the Silver State Acquisition and the Vegas Acquisitions by an amount equal to $180,000 for each such month and (iii) for any period that includes the month of October of 2007 to be increased with respect to the assets acquired in the Vegas Acquisitions by an amount equal to $117,000 for such month.”

3.3. Section 2.1(a)(v) of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following new Section 2.1(a)(v):

(v) Borrower shall repay the Term Loans through periodic payments on the dates and in the amounts indicated below (“Scheduled Installments”), and in any event the entire remaining principal balance shall be repaid on the Commitment Termination Date.

Term Loan

Date	Scheduled Installment
December 31, 2007	$1,140,000
March 31, 2008	$1,140,000
June 30, 2008	$1,140,000
September 30, 2008	$1,140,000
December 31, 2008	$1,535,000
March 31, 2009	$1,535,000
June 30, 2009	$1,535,000
September 30, 2009	$1,535,000
December 31, 2009	$1,930,000
March 31, 2010	$1,930,000
June 30, 2010	$1,930,000
September 30, 2010	$1,930,000
December 31, 2010	$2,325,000
March 31, 2011	$2,325,000
June 30, 2011	$2,325,000
September 19, 2011	$25,805,000 or the outstanding principal balance of Term Loans outstanding on such date

The above scheduled installment amounts reflect the incurrence by the Borrower of the Delayed Draw Term Loans funded on the Third Amendment Effective Date and shall thereafter be increased in the manner set forth on Annex B to the Second Amendment to the extent any further Delayed Draw Term Loans are funded. The final installment payment shall in all events equal the entire remaining principal balance of the Term Loan (including any remaining principal balance of such Delayed Draw Term Loans). Amounts borrowed under this Section 2.1(a) and repaid may not be reborrowed.

At the request of the applicable Lender, the Term Loans shall be evidenced by promissory notes substantially in the form of Exhibit 2.1(a) (as amended, modified, extended, substituted or replaced from time to time, each a “Term Note” and, collectively, the “Term Notes”), and Borrower shall execute and deliver a Term Note to each such Term Lender. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender’s Term Loan Commitment, together with interest thereon.”

3.4. Section 5.12 of the Credit Agreement is hereby amended by adding the following new paragraph (d) thereto:

“(d) In connection with the businesses acquired in the Vegas Acquisitions, the Borrower and its Subsidiaries shall use the new healthcare provider number obtained by the Borrower after the Second Amendment Effective Date and prior to the Third Amendment Effective Date. For purposes of clarification, neither Borrower nor any Subsidiary of the Borrower shall acquire or otherwise utilize any healthcare provider number used by Vegas Valley or Greater Vegas.”

3.5. Section 6.1 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (m) thereof, deleting the “.” at the end of clause (n) thereof and replacing it with “; and” and by adding the following new clause (o):

“(o) Indebtedness in respect of the Vegas Earn Out Agreements.”

3.6. Section 6.3 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (m) thereof, deleting the “.” at the end of clause (n) thereof and replacing it with “; and” and by adding the following new clause (o):

“(o) Borrower or a wholly-owned Subsidiary of Borrower may consummate the Vegas Valley Acquisition and the Greater Vegas Acquisition as of the Third Amendment Effective Date pursuant to the Vegas Acquisition Documents.”

3.7. Clause (d) of Section 6.6 of the Credit Agreement is hereby amended by deleting the “and” before clause (iii) thereof and adding the following new language immediately at the end thereof:

“and (iv) Borrower or a wholly-owned Subsidiary of Borrower may consummate the Vegas Valley Acquisition and the Greater Vegas Acquisition on the Third Amendment Effective Date pursuant to the Vegas Acquisition Documents and all applicable law, provided that the Vegas Acquisition Documents shall be in full force and effect and provided further that the Agent shall have received a complete copy of the fully executed Vegas Valley Acquisition Documents, certified by the Borrower as being true, complete and correct.”

3.8. Section 6.16 of the Credit Agreement is amended and restated in its entirety to read as follows:

“None of the Loan Parties shall change or amend the terms of the Acquisition Note, Silver State Note, Vegas Earn Out Agreement, or SuCasa Note if such change or amendment would be adverse in any material respect to the rights or interests of the Loan Parties, the Agent or the Lenders.”

3.9. Section 6.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.17 Payments of Deferred Purchase Price. None of the Loan Parties shall make any payment of deferred purchase price (including with respect to any earnout or other Indebtedness) with respect to any Acquisition entered into on or after the Second Amendment Effective Date if, after giving effect to such payment, the Borrower would have less than $3,000,000 of Borrowing Availability.”

3.10. Section 7.1(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

“Minimum EBITDA. Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, Minimum EBITDA for the 12-Fiscal Month period then ended calculated of not less than the following:

Period	Minimum EBITDA
September 30, 2007	$12,500,000
December 31, 2007	$12,750,000
March 31, 2008	$13,250,000
June 30, 2008	$13,250,000
September 30, 2008	$13,500,000
December 31, 2008	$13,500,000
March 31, 2009	$14,000,000
June 30, 2009	$14,000,000
September 30, 2009	$14,500,000
December 31, 2009	$14,750,000
March 31, 2010	$14,750,000
June 30, 2010	$14,750,000
September 30, 2010	$15,000,000
December 31, 2010	$15,000,000
March 31, 2011 and each Fiscal Quarter ending thereafter	$15,250,000

Section 4. Representations and Warranties. To induce Agent and Lenders to execute this Amendment, each Loan Party hereby represents and warrants to Agent and Lenders as follows:

(a) the execution, delivery and performance of each of this Amendment and the Vegas Acquisition Documents have been duly authorized by all requisite action of each Loan Party thereto, and each of this Amendment and the Vegas Acquisition Documents constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity; and

(b) each of the representations and warranties in the Credit Agreement are true and correct in all material respects with the same effect as though made on and as of the date hereof (except, in each case, to the extent stated to relate to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date) and no Event of Default or Default exists thereunder or would exist after giving effect to this Amendment or the Vegas Acquisitions.

Section 5. Conditions Precedent. This Amendment shall be effective as of the date first set forth above, subject to the satisfaction of the following conditions precedent (the date of such satisfaction being the “Third Amendment Effective Date”):

5.1. Execution and Delivery. Borrower, each of the other Loan Parties, Agent and the Requisite Lenders shall have executed and delivered this Agreement; the Borrower shall have executed and delivered an Officers Certificate in the form of Exhibit A attached hereto; each Loan Party shall have executed and delivered the Consent and Reaffirmation in the form of Exhibit B attached hereto.

5.2. Covenant Compliance. After giving pro forma effect to the Vegas Acquisitions to and the incurrence of the Delayed Draw Term Loans in connection therewith, Borrower is in compliance with each of the covenants set forth in Section 7.1.

5.3. Letter of Direction. Agent shall have received a duly executed letter of direction from Borrower addressed to Agent, on behalf of itself and the Lenders directing the disbursement of the proceeds of the Delayed Draw Term Loans to fund the Vegas Acquisitions.

5.4. Insurance. Agent shall have received evidence of the existence of insurance required to be maintained pursuant to the Credit Agreement, together with evidence that the Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies to the extent there is any change in such insurance in effect prior to the Third Amendment Effective Date as a result of or in connection with the Vegas Acquisitions.

5.5. Closing Certificate. Agent shall have received a certificate executed by an officer of the Borrower on behalf of the Loan Parties certifying the matters set forth herein as conditions.

5.6. Filings, Registrations and Recordings. The Agent shall have received each document (including Uniform Commercial Code financing statements) required by Section 5.7(c) of the Credit Agreement as may be necessary or desirable in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the Collateral acquired in connection with the Vegas Acquisitions prior to any other Liens (subject only to Permitted Encumbrances).

5.7. Due Diligence. Agent, Lenders and their counsel and advisors shall have completed their legal, accounting and financial due diligence review (including, without limitation, lien searches on Vegas Valley and Greater Vegas) of Vegas Valley and Greater Vegas and the Vegas Acquisitions, the results of which review shall be reasonably satisfactory to Agent and Requisite Lenders.

5.8. Material Adverse Effect. There shall have occurred no Material Adverse Effect upon the financial condition, operations, assets, business or properties of (i) the Loan Parties, Greater Vegas or Vegas Valley, taken as a whole, since December 31, 2006; or (ii) Greater Vegas and Vegas Valley (in each case, other than the Medicaid Investigation) since December 31, 2006.

5.9. Vegas Acquisition Documents. On or prior to the Third Amendment Effective Date, each of the Vegas Acquisition Documents shall have been duly authorized by each of the Loan Parties party thereto and executed and delivered by each of the respective parties thereto and shall be in full force and effect and shall not have been amended or modified in any manner adverse to the Lenders except for such amendments and modifications, if any, as may be reasonably satisfactory to Agent and the Requisite Lenders. The Vegas Acquisitions shall have been, or shall be contemporaneously herewith, consummated substantially in accordance with the Vegas Acquisition Documents (as amended in accordance with the immediately preceding sentence) and in accordance with all applicable law, except as may have been consented to in writing by Agent. Agent shall have received a complete copy of the fully executed Vegas Acquisition Documents, certified by the Borrower as being true, complete and correct.

5.10. Approvals. All necessary governmental and third party approvals and/or consents in connection with the Vegas Acquisitions and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of the Vegas Acquisitions, in each case as of the Third Amendment Effective Date. Additionally, there shall not exist any judgment, order, injunction or other restraint pending or notified prohibiting or imposing material adverse conditions upon all or any part of the Vegas Acquisitions or the transactions contemplated by this Amendment as of the Third Amendment Effective Date.

5.11. No Defaults. After giving effect to this Amendment, no Event of Default or Default under the Credit Agreement shall have occurred and be continuing.

5.12. Representations and Warranties. After giving effect to this Amendment, the representations and warranties of the Loan Parties contained in this Amendment, the Credit Agreement and the other Loan Documents shall be true and correct in all material respects as of the Third Amendment Effective Date, with the same effect as though made on such date, except to the extent that any such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

5.13. Secretary’s Certificate. Agent shall have received from each Loan Party a certificate signed by the secretary or an assistant secretary of such Loan Party, dated as of the Third Amendment Effective Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document and any certificate or other document or instrument to be delivered pursuant hereto by or on behalf of such Loan Party, together with evidence of the incumbency of such Secretary or Assistant Secretary, as the case may be and certifying that there have been no changes to (i) the resolutions of such Loan Party authorizing and approving, among other things, the execution and delivery of the Loan Documents and (ii) the organizational documents of such Loan Party in each case since the Closing Date.

5.14. Resolutions. Agent shall have received a copy of the resolutions (in form and substance reasonably satisfactory to Agent) adopted by the Board of Directors of each Loan Party, authorizing or relating to the execution, delivery and performance of this Amendment and the Vegas Acquisition Documents and the other documents and instruments provided for therein and the consummation of the transactions contemplated hereby and thereby.

5.15. Good Standing Certificates. Agent shall have received good standing certificates for each Loan Party from their respective jurisdictions of incorporation or organization.

5.16. Fees. Borrower shall have paid all reasonable and documented costs, fees and expenses (including, without limitation, reasonable legal fees and expenses of Winston & Strawn LLP) of Agent.

5.17. Opinions of Counsel. Agent shall have received opinions of counsel for each Loan Party, including local counsel reasonably requested by the Agent.

5.18. Other Matters. Agent shall have received such other instruments and documents as Agent or the Requisite Lenders may reasonably request in connection with the execution of this Amendment, and all such instruments and documents shall be reasonably satisfactory in form and substance to Agent.

Section 6. Miscellaneous.

6.1. Effect of Amendment. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any Loan Document, or constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.

6.2. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of the executed counterpart of this Amendment by telecopy or electronic mail shall be as effective as delivery of a manually executed counterpart to this Amendment.

6.3. Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

6.4. Captions. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

6.5. Entire Agreement. This Amendment embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.

6.6. References. Any reference to the Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require. Reference in any of this Amendment, the Credit Agreement or any other Loan Document to the Credit Agreement shall be a reference to the Credit Agreement as amended hereby and as further amended, modified, restated, supplemented or extended from time to time.

Section 7. Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

[signature pages follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first above written.

ADDUS HEALTHCARE, INC.

By:	/s/ David W. Stasiewicz
Name:	David W. Stasiewicz
Title:	Chief Financial Officer

ADDUS HOLDING CORPORATION

By:	/s/ Simon Bachleda
Name:	Simon Bachleda
Title:	Vice President

ADDUS MANAGEMENT CORPORATION

By:	/s/ Simon Bachleda
Name:	Simon Bachleda
Title:	Vice President

LOWELL HOME HEALTH AGENCY, INC.

By:	/s/ David W. Stasiewicz
Name:	David W. Stasiewicz
Title:	Chief Financial Officer

LITTLE ROCK HOME HEALTH AGENCY, INC.

By:	/s/ David W. Stasiewicz
Name:	David W. Stasiewicz
Title:	Chief Financial Officer

FORT SMITH HOME HEALTH AGENCY, INC.

By:	/s/ David W. Stasiewicz
Name:	David W. Stasiewicz
Title:	Chief Financial Officer

BENEFITS ASSURANCE CO., INC.

By:	/s/ David W. Stasiewicz
Name:	David W. Stasiewicz
Title:	Chief Financial Officer

PHC ACQUISITION CORPORATION

By:	/s/ David W. Stasiewicz
Name:	David W. Stasiewicz
Title:	Chief Financial Officer

PROFESSIONAL RELIABLE NURSING SERVICE, INC.

By:	/s/ David W. Stasiewicz
Name:	David W. Stasiewicz
Title:	Chief Financial Officer

FREEPORT FINANCIAL LLC, as Agent

By:	/s/ Ian Fowler
Title:	Duly Authorized Signatory

FREEPORT LOAN FUND LLC, as a Lender

By:	/s/ Ian Fowler
Title:	Duly Authorized Signatory

FREEPORT OFFSHORE LOAN FUND LLC, as a Lender

By:	/s/ Ian Fowler
Title:	Duly Authorized Signatory

FREEPORT LOAN TRUST 2006-1, as a Lender

By:	/s/ Ian Fowler
Title:	Duly Authorized Signatory

FIFTH THIRD BANK, CHICAGO (A Michigan Banking Company)

By:	/s/ Michael E. May
Name:	Michael E. May
Title:	Vice President

CF BLACKBURN LLC

By:	/s/ Dennis M. Hansen
Name:	Dennis M. Hansen
Title:	VP